PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated April 15, 2010)	REGISTRATION NO. 333-52022

1,000,000,000 Depositary Receipts
Oil Service HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated April 15, 2010 relating to the sale of up to 1,000,000,000 depositary receipts by the Oil Service HOLDRS Trust.

The share amounts specified in the table in the “Highlights of Oil Service HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company1	Ticker	Share Amounts	Primary Trading Market
Baker Hughes Inc.	BHI	32.2098	NYSE
Cameron International Corporation	CAM	16.0000	NYSE
Diamond Offshore Drilling, Inc.	DO	11.0000	NYSE
Ensco Plc	ESV	11.0000	NYSE
Exterran Holdings, Inc.	EXH	1.6250	NYSE
Halliburton Company	HAL	44.0000	NYSE
Nabors Industries Ltd.	NBR	24.0000	NYSE
National Oilwell Varco, Inc.	NOV	18.0482	NYSE
Noble Corporation	NE	22.0000	NYSE
Rowan Companies, Inc.	RDC	8.0000	NYSE
Schlumberger N.V. (Schlumberger Limited)	SLB	22.0000	NYSE
Smith International, Inc.	SII	16.0000	NYSE
Tidewater Inc.	TDW	5.0000	NYSE
Transocean Ltd.	RIG	22.0949	NYSE
Weatherford International Ltd.	WFT	36.0000	NYSE

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is May 5, 2010.

1 On April 29, 2010, the merger of BJ Services Company and Baker Hughes Inc. became effective.  As a result, BJ Services Company will no longer be an underlying constituent of the Oil Service HOLDRS Trust.  In connection with the merger, BJ Services Company shareholders will receive 0.40035 of a share of Baker Hughes Inc. and $2.69 in cash for each share of BJ Services Company.  The Bank of New York Mellon will receive 11.2098 shares of Baker Hughes Inc. and $75.32 for the 28 shares of BJ Services Company per 100 share round-lot of Oil Service HOLDRS.  Effective on the date distribution has been completed by The Depository Trust Company, 32.2098 shares of Baker Hughes Inc. will be required for creations/cancellations of each 100 share round-lot of Oil Service HOLDRS.  The record date and distribution date will be May 6, 2010 and May 10, 2010, respectively.